Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
DYAX CORP.
(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)

Dyax Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.           That the Corporation was incorporated under the name Biotage, Inc., pursuant to an original Certificate of Incorporation filed with the Secretary of State of the State of Delaware on May 26, 1989.

2.           That an Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on May 20, 2004 and later corrected by a Corrected Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on October 10, 2008 (the “Amended and Restated Certificate of Incorporation”).

3.           That the Board of Directors duly adopted a resolution proposing to amend the Amended and Restated Certificate of Incorporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefore.

4.           That thereafter the Annual Meeting of Stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment of the Amended and Restated Certificate of Incorporation.

5.           That, accordingly, the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by changing the first paragraph of the Article thereof numbered “FOURTH” so that, as amended, the first paragraph of said Article shall be read as follows:

FOURTH:  The Corporation shall be authorized to issue Two Hundred One Million (201,000,000) shares of capital stock, which shall be divided into Two Hundred Million (200,000,000) shares of Common Stock, par value $0.01 per share, and One Million (1,000,000) shares of Preferred Stock, par value $0.01 per share.

6.           That said amendment of the Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with Section 242 of the General Corporation Law.

IN WITNESS WHEREOF, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of Dyax Corp. on this 12th day of May 2011.

By:	/s/ George V. Migausky
Name: George V. Migausky
Title: EVP and Chief Financial Officer